Exhibit 10.2

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of February 11, 2021, by and among Fusion Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Fusion Acquisition Corp., a Delaware corporation (“Parent”), the undersigned individuals, each of whom is a member of Parent’s board of directors and/or management team (each of the undersigned individuals, an “Insider” and collectively, the “Insiders”) and MoneyLion Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 8,750,000 shares of Parent Class B Stock and 8,100,000 Private Placement Warrants (collectively with any New Securities, the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, Parent, ML Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving entity and a wholly owned subsidiary of Parent, on the terms and conditions set forth therein;

WHEREAS, the Parent, the Sponsor and the Insiders are party to that certain letter agreement, dated as of June 25, 2020 (the “Insider Letter”), and, pursuant to Section 13 of the Insider Letter, wish to amend the Insider Letter as set forth in Section 1.9 hereto; and

WHEREAS, as an inducement to Parent and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1  Binding Effect of Merger Agreement(a). Sponsor hereby acknowledges that it has read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. Sponsor shall be bound by and comply with Sections 7.03 (Other Filings; Press Release), 7.04 (Confidentiality; Access to Information) and 7.20(b) (No Solicitation) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if Sponsor was an original signatory to the Merger Agreement (in the same manner as Parent, mutatis mutandis) with respect to such provisions.

Section 1.2  Lock Up. During the period commencing on the date hereof and (x) with respect to the Subject Securities that are not Private Placement Warrants ending on the earlier of (a) 180 days after the Effective Time and (b) the date on which the Common Share Price is equal to or greater than $12.00 per share (provided that, for purposes of this clause (b), the measurement period for determining the Closing Share Price shall commence no earlier than 60 days following the Closing Date), and (y) with respect to any Private Placement Warrants held by Sponsor, 30 days after the Effective Time (in each case, the “Lock Up Period”), Sponsor shall not, without the prior written consent of the Company, directly or indirectly (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, lend, grant any option, right or warrant to purchase, purchase any option or contract to sell, or otherwise dispose of or agree to dispose of, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, in each case with respect to any Subject Securities, (ii) enter into any swap, hedging or other agreement, arrangement or transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities or (iii) publicly announce or disclose any action or intention to effect any transaction specified in clause (i) or (ii) (any of the actions described in clauses (i) – (iii), a “Transfer”).

Section 1.3  Permitted Transferees. Notwithstanding anything to the contrary in Section 1.2, the Sponsor (together with any permitted transferee pursuant to this Section 1.3 that has complied with this Section 1.3) may Transfer Subject Securities (i) to the Parent’s officers or directors, any affiliate or family member of any of Parent’s officers or directors, any affiliate of the Sponsor or to any members of the Sponsor or any of their affiliates, (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization, (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual, (iv) in the case of an individual, pursuant to a qualified domestic relations order (v) by private sales or transfers made in connection with any forward purchase agreement or similar agreement at prices no greater than the price at which the securities were originally purchased, (vi) in the event of Parent’s liquidation, (vii) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor, or (viii) in the event of Parent’s liquidation, merger, capital stock exchange or other similar transaction which results in all of Parent’s stockholders having the right to exchange their shares of Parent Class A Stock for cash, securities or other property; provided, however, that in the case of clauses (i) – (vi), these permitted transferees must enter into a written agreement agreeing to be bound by this Sponsor Agreement.

Section 1.4  New Shares. In the event that (a) any Parent Shares, Parent Warrants or other Equity Interests of Parent are issued to Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Parent Shares or Parent Warrants of, on or affecting the Parent Shares or Parent Warrants owned by Sponsor or otherwise, (b) Sponsor purchases or otherwise acquires beneficial ownership of any Parent Shares, Parent Warrants or other Equity Interests of Parent after the date of this Sponsor Agreement, or (c) Sponsor acquires the right to vote or share in the voting of any Parent Shares or other Equity Interests of Parent after the date of this Sponsor Agreement (such Parent Shares, Parent Warrants or other Equity Interests of Parent, collectively the “New Securities”), then such New Securities shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the Subject Securities as of the date hereof.

Section 1.5  Sponsor Agreements.

Section 1.6 At any meeting of the shareholders of Parent (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) or in any other circumstance in which the vote, consent or other approval of the shareholders of Parent is sought, Sponsor irrevocably and unconditionally agrees that it shall (i) appear at each such meeting or otherwise cause all of its Subject Securities to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Subject Securities:

(i) in favor of each Parent Stockholder Matter and any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other transactions contemplated by the Merger Agreement;

(ii) against any Parent Business Combination or any proposal relating to a Parent Business Combination (in each case, other than the Parent Stockholder Matters);

(iii) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Parent;

(iv) against any change in the business, management or board of directors of Parent (other than in connection with the Parent Stockholder Matters);

(v) against any proposal, action or agreement that would (A) impede, interfere with, delay, postpone, adversely affect, frustrate, prevent or nullify any provision of this Support Agreement, the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Parent or the Merger Sub under the Merger Agreement or any other Transaction Agreement, (C) result in the breach of any covenant, representation, warranty or other obligation or agreement of Sponsor under this Sponsor Agreement, (D) result in any of the conditions set forth in Article VIII of the Merger Agreement not being fulfilled (E) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Parent or (F) result in any liquidation, dissolution or other change in Parent’s corporate structure or business other than as contemplated by the Merger Agreement; and

(vi) for any proposal to adjourn or postpone the applicable stockholder meeting to a later date if (and only if) (A) there are not sufficient votes for approval of the Parent Stockholder Matters or (B) the closing condition in Section 8.02(h) of the Merger Agreement has not been satisfied.

Sponsor hereby agrees that Sponsor shall not commit or agree to take any action inconsistent with the foregoing, regardless of whether or not the Merger or any other transaction contemplated by the Merger Agreement or any action described above is recommended by the Parent board or directors.

(b) Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in the Insider Letter, as amended by this Sponsor Agreement, including the obligations of Sponsor pursuant to Section 1 therein to not redeem any Parent Shares owned by Sponsor in connection with the transactions contemplated by the Merger Agreement. The Sponsor shall not permit the Insider Letter to be amended or modified without the Company’s consent until the earlier of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 9.01 thereof.

(c) During the period commencing on the date hereof and ending on the earlier of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 9.01 thereof, the Sponsor shall not modify or amend any Contract set forth on Schedule I attached hereto.

(d) The Sponsor hereby irrevocably and unconditionally (but subject to the consummation of the Merger) (i) acknowledges that pursuant to Section 4.3(b)(i) of the Third Amended and Restated Certificate of Incorporation of Parent (the “Parent Charter”), all of its shares of Parent Class B Stock shall convert into shares of Parent Class A Stock at the Initial Conversion Ratio (as defined in the Parent Charter) at the Effective Time and (ii) waives for itself, its successors and assigns any adjustment to the Initial Conversion Ratio to which it would otherwise be entitled pursuant to Section 4.3(b)(ii) of the Parent Charter or otherwise.

(e) If Parent seeks to consummate a proposed Parent Business Combination by engaging in a tender offer, the Sponsor agrees that it will not sell or tender any Subject Securities in connection therewith.

Section 1.6  Further Assurances. Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary or reasonably requested to consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and herein. The Sponsor further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, relating to the negotiation, execution or delivery of this Sponsor Agreement, the Merger Agreement or the transactions contemplated hereby or thereby against (i) Parent, Parent’s Affiliates, Parent’s directors or officers, (ii) the Company, the Company’s Affiliates or the Company’s officers or directors or (iii) any of their respective successors and assigns.

Section 1.7  No Inconsistent Agreement. Sponsor hereby represents and covenants that Sponsor has not entered into, and shall not (i) enter into any agreement that would restrict, limit or interfere, with the performance of Sponsor’s obligations hereunder, including any voting agreement or voting trust with respect to any of the Subject Shares that is inconsistent with the Sponsor’s obligations hereunder, (ii) grant a proxy or power of attorney with respect to any of the Subject Shares that is inconsistent with the Sponsor’s obligations hereunder or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would adversely effect, interfere with, or prohibit or prevent it from satisfying, the Sponsor’s obligations hereunder.

Section 1.8  Insider Arrangements. Except as permitted under the Insider Letter, neither the Sponsor nor any Insider (as defined in the Insider Agreement) shall receive from Parent any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with the consummation of the Merger other than the arrangements set forth on Schedule I attached hereto. No loans made by Sponsor to Parent will be converted into warrants of Parent. During the period commencing on the date hereof and ending on the earlier of (i) the consummation of the Closing and (ii) the valid termination of the Merger Agreement, the Sponsor and each Insider agrees not to enter into, modify or amend any Contract between or among the Sponsor, any Insider, anyone related by blood, marriage or adoption to any Insider or any Affiliate of any such Person (other than Parent or any of its Subsidiaries), on the one hand, and Parent or any of its Subsidiaries, on the other hand, that would contradict, limit, restrict or impair (x) any party’s ability to perform or satisfy any obligation under this Support Agreement or (y) the Company’s or Parent’s ability to perform or satisfy any obligation under the Merger Agreement.

Section 1.9  Certain Amendments to Insider Letter. The Parent, the Sponsor and the Insiders hereby agree that the Insider Letter be amended as follows:

(a) Section 7(b) of the Insider Letter is hereby amended by adding the following sentence at the end of that section:

“Notwithstanding anything to the contrary in this Section 7, the Lock-Up Period for the Sponsor shall be as set forth in Section 1.2 of that certain Sponsor Support Agreement, dated as of February 11, 2021 by and among the Company, the Sponsor, the Insiders and MoneyLion Inc. (the “Sponsor Support Agreement”).”

Article II

REPRESENTATIONS AND WARRANTIES

Section 2.1  Representations and Warranties of Sponsor. Sponsor represents and warrants to Parent and the Company, as follows:

(a) Organization; Due Authorization. It is duly organized, validly existing and in good standing under the Laws of its jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of Sponsor. This Sponsor Agreement has been duly executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms hereof, subject to the Remedies Exception.

(b) Ownership. Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Securities and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the Parent Charter Documents, (iii) the Merger Agreement, (iv) the Insider Letter, or (v) any applicable securities Laws. The Subject Securities are the only equity securities in Parent owned of record or beneficially by Sponsor on the date of this Sponsor Agreement, and none of such Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities. Other than the Parent Warrants held by Sponsor, Sponsor does not hold or own any rights, options, warrants to acquire (directly or indirectly) any Equity Interests of Parent or any Equity Interests, debt or loans convertible into, or which can be exchanged for, Equity Interests of Parent.

(c) No Conflicts.

(i)  The execution and delivery of this Sponsor Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not (A) violate any provision of, or result in the breach of, any Applicable Legal Requirement to which the Sponsor is subject or by which any property or asset of the Sponsor is bound, (B) conflict with or result in a violation of the organization documents of Sponsor, or (C) violate any provision of or result in breach, default or acceleration under any Contract binding upon the Sponsor or the Sponsor’s Subject Securities or, require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon Sponsor or Sponsor’s Subject Securities), except in the case of clause (A) or (C) directly above, as would not reasonably be expected to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Sponsor Agreement.

(ii)  No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Sponsor with respect to the Company’s execution, delivery or performance of this Sponsor Agreement, the consummation of the transaction contemplated hereby or the Merger and the other transactions contemplated by the Merger Agreement, except for filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act.

(d) Litigation. There are no Actions pending against Sponsor, or to the knowledge of Sponsor threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Sponsor Agreement.

(e) Brokerage Fees. Except as described on Section 5.21 of the Merger Agreement, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by Sponsor, for which Parent or any of its Affiliates may become liable.

(f)  Affiliate Arrangements. Except as set forth on Schedule I attached hereto, as of the date hereof and at all times prior to consummation of the Merger, none of Sponsor, any Insider (as defined in the Insider Agreement) nor anyone related by blood, marriage or adoption to Sponsor or any Insider, is party to, or has any rights with respect to or arising from any Contract with Parent or its Subsidiaries.

(g) Acknowledgment. Sponsor understands and acknowledges that each of Parent and the Company is entering into the Merger Agreement in reliance upon Sponsor’s execution and delivery of this Sponsor Agreement.

Article III
MISCELLANEOUS

Section 3.1  Termination. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) such date and time as the Merger Agreement shall be terminated in accordance with Section 9.01 thereof if the Closing has not occurred, (b) the written agreement of the Sponsor, Parent, and the Company and (c) the latest to occur of (i) the termination of the Insider Letter and (ii) the end of the Lockup Period. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. This Article III shall survive the termination of this Sponsor Agreement.

Section 3.2  Governing Law. This Sponsor Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Sponsor Agreement or the negotiation, execution or performance of this Sponsor Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

Section 3.3  CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) THE PARTIES TO THIS SPONSOR AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS SPONSOR AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS SPONSOR AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS SPONSOR AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 3.8.

(b) WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SPONSOR AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SPONSOR AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SPONSOR AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.

Section 3.4  Assignment. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, and permitted assigns or designees. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.5  Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 3.6  Amendment. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Parent, the Company and the Sponsor or its designee, as the case may be.

Section 3.7  Severability. If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. Any provision of this Sponsor Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.8  Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Parent:

Fusion Acquisition Corp.

667 Madison Avenue, 5th floor,

New York, NY 10065

Attention:	John James

Email:	john.james@fusionacq.com

with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas

New York, NY 10020

Attention:	Elliott Smith

Gary R. Silverman

Email:	elliott.smith@whitecase.com

gary.silverman@whitecase.com

If to the Company:

MoneyLion Inc.

30 W 21st Street, Floor 9

New York, NY 10010

Attention:	Diwakar Choubey

Adam VanWagner

Email:	dc@moneylion.com

avanwagner@moneylion.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:	Byron B. Rooney

Lee Hochbaum

Darren M. Schweiger

Email:	byron.rooney@davispolk.com

lee.hochbaum@davispolk.com

darren.schweiger@davispolk.com

If to the Sponsor or any Insider:

c/o Fusion Acquisition Corp.

667 Madison Avenue, 5th floor,

New York, NY 10065

Attention:	John James

Email:	john.james@fusionacq.com

with a copy to (which will not constitute notice):

White & Case LLP
1221 Avenue of the Americas

New	York, NY 10020
Attention:	Elliott Smith

Gary R. Silverman

Email:	elliott.smith@whitecase.com

gary.silverman@whitecase.com

Section 3.9  Counterparts. This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10 Entire Agreement. This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsor, Parent, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSOR:

FUSION SPONSOR LLC

By:	/s/ John James
Name:	John James
Title:	Sole Managing Member

[Signature Page to Sponsor Support Agreement]

PARENT:

FUSION ACQUISITION CORP.

By:	/s/ John James
Name:	John James
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

COMPANY:

MONEYLION INC.

By:	/s/ Diwakar Choubey
Name:	Diwakar Choubey
Title:	President and Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

INSIDERS:

/s/ John James
John James

/s/ Jeffery Gary
Jeffery Gary

/s/ James Ross
James Ross

/s/ Kelly Driscoll
Kelly Driscoll

/s/ Ben Buettell
Ben Buettell

[Signature Page to Sponsor Support Agreement]

Schedule I

Affiliate Agreements

Insider Letter

Registration Rights Agreement, dated June 25, 2020, by and among the Company, Fusion Sponsor LLC and the other holders party thereto.

Administrative Services Agreement, dated June 25, 2020, by and between the Company and Fusion Sponsor LLC.

Indemnification Agreements, dated June 25, 2020, by and between the Company and each of the Company’s directors and officers.